Filed Pursuant to Rule 424(b)(7)
Registration No. 333-142988

Prospectus Supplement

(To Prospectus dated May 15, 2007)

7,000,000 Shares

DOLBY LABORATORIES, INC.

Class A Common Stock

The Ray Dolby Trust under the Dolby Family Trust instrument, dated May 7, 1999, which we refer to in this prospectus supplement as the selling stockholder and which is an affiliate of Ray Dolby, our founder, chairman of our board of directors and, together with his affiliates, our largest stockholder, is offering 7,000,000 shares of our Class A common stock. We will not receive any of the proceeds from the sale of these shares.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share and is not convertible into any other shares of our capital stock. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time at the option of the holder into one share of Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DLB.” The last reported sale price of our Class A common stock on the New York Stock Exchange on May 23, 2007 was $33.25 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$32.00	$224,000,000
Underwriting discount	$1.36	$9,520,000
Proceeds, before expenses, to the selling stockholder	$30.64	$214,480,000

To the extent that the underwriters sell more than 7,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 1,000,000 shares of Class A common stock from the selling stockholder at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on May 30, 2007.

Goldman, Sachs & Co.	JPMorgan

Morgan Stanley

William Blair & Company	Canaccord Adams

May 23, 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we provide you in connection with this offering. Neither we nor the underwriters nor the selling stockholder have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we provide in connection with this offering. Neither we nor the underwriters nor the selling stockholder are making an offer to sell, or soliciting an offer to purchase, shares of Class A common stock in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus provided in connection with this offering and the documents incorporated by reference in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus, or of any sale of our shares of Class A common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus provided in connection with this offering and the documents incorporated by reference in the accompanying prospectus in making your investment decision.

For investors outside the United States:  We have not done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering of the shares of our Class A common stock described in this prospectus supplement and the accompanying prospectus and the distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. You should read the following summary together with the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes and risk factors, before deciding whether to purchase shares of our Class A common stock. Unless the context otherwise requires, the terms “Dolby Laboratories,” “Dolby,” “the company,” “we,” “us” and “our” in this prospectus supplement refer to Dolby Laboratories, Inc. and its subsidiaries, and all references to “our stock” and “our capital stock” and similar references refer to both our Class A common stock and Class B common stock.

Dolby Laboratories, Inc.

Dolby Laboratories develops and delivers innovative products and technologies that make the entertainment experience more realistic and immersive. Since Ray Dolby founded Dolby Laboratories in 1965, we have been at the forefront of delivering sound technologies that are employed throughout the entertainment creation, distribution and playback process to enhance the entertainment experience. Today, Dolby technologies are standard in a wide range of entertainment platforms. Dolby products are used in movie theatres around the world. Our technologies are incorporated in virtually all DVD players and personal computer DVD playback software, increasingly in digital televisions and portable electronic devices and also in a wide array of consumer electronic products such as gaming systems and audio/video receivers.

Our objective is to be an essential element in the best entertainment technologies by delivering to both professionals and consumers innovative and enduring technologies that enrich the entertainment experience. We believe our widely recognized brand and our participation at each critical stage of the entertainment chain position us well both to expand the use of our technologies in existing markets and to facilitate our entry into related new markets.

Our core technologies are signal processing systems that improve sound quality and enable surround sound in movie soundtracks, DVDs, video games and television, satellite and cable broadcasts. We deliver products, services and technologies to participants at each stage of the entertainment chain—content creation, content distribution and content playback.

Content Creation—At the content creation stage, our technologies improve the quality of sound while enabling it to fit within the storage capacity and distribution limitations of the particular format or platform. We help content creators, including filmmakers, television producers, music producers and video game designers, incorporate Dolby technologies in their entertainment content to create more realistic and immersive sound experiences.

Content Distribution—As a result of our relationships with content creators, we believe we are well positioned to collaborate with content distributors in delivering entertainment content encoded with our technologies, whether through 35 millimeter film or digital content for theatres, DVDs, broadcasts or the Internet. For example, Dolby Digital is one of the two global standard formats, along with PCM, approved by the DVD Forum for encoding soundtracks on DVD-Video discs.

Content Playback—Once entertainment content has been encoded and distributed with Dolby technologies, we license our decoding technologies to consumer electronics manufacturers and independent software vendors so that they can enable consumer playback. We also sell our professional cinema equipment to movie theatres. Virtually all DVD players incorporate our Dolby Digital decoding technology in order to decode soundtracks on DVD-Video discs. Our technology has also been chosen as a standard audio format for next-generation DVD players.

The majority of our revenue is derived from licensing our technologies to manufacturers of consumer electronics products and developers of PC software. Our licensing arrangements typically entitle us to receive a specified royalty for every product shipped by our licensees, including DVD products, audio/video receivers, television sets, video game consoles, personal computers, in-car entertainment systems, portable electronic devices and other consumer electronics products. We also generate revenue by selling our professional products and related production services. We design, manufacture and sell these professional audio products for the motion picture, broadcast, music and video game industries to improve sound quality, provide surround sound and increase the efficiency of sound storage and distribution. The majority of our professional product revenue is derived from sales of cinema processors, which movie theatres use to decode and play film soundtracks.

We believe we are well positioned to benefit from key trends in digital entertainment, including the continuing transition to digital cinema and sales of high-definition televisions, next generation gaming systems and portable media consumer products, as well as the continued diversification of digital media delivery mediums. The global entertainment industry is in the midst of a continued migration from analog to digital technologies, which is driving an increase in demand for new types of digital audio and video technologies that enhance the entertainment experience. Digital media products, such as DVD players, HDTV, multimedia personal computers, portable music players and next generation gaming systems, are rapidly adopting advanced digital audio and video technologies. In addition, distribution mediums such as digital broadcast TV, digital cable and the Internet have driven the broader adoption of digital audio and video technologies.

To capitalize on these trends and be an essential element in the best entertainment technologies, our strategy includes the following key elements:

•	expanding the use of our technologies in existing and new markets;

•	developing technologies for the entertainment industry beyond sound, including video;

•	building on the strength of the Dolby brand;

•	developing system solutions for digital cinema;

•	continuing to address the needs of industry professionals; and

•	continuing to promote adoption of our technologies in industry standards.

THE OFFERING

Class A common stock offered by the selling stockholder	7,000,000 shares

Class A common stock to be outstanding after this offering	47,048,820 shares

Class B common stock to be outstanding after this offering	62,253,168 shares

Total Class A and Class B common stock to be outstanding after this offering	109,301,988 shares

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock being sold by the selling stockholder.

Risk Factors	Investing in our Class A common stock involves risks. See “Risk Factors” in the accompanying prospectus.

New York Stock Exchange Symbol	DLB

The number of shares of Class A and Class B common stock that will be outstanding after this offering is based on the number of shares outstanding at March 30, 2007, reflects the automatic conversion of shares of outstanding Class B common stock currently held by the selling stockholder into the shares of Class A common stock to be sold in this offering (which conversion will occur at the time of such sale), and excludes:

•	8,265,433 shares of Class A and Class B common stock issuable upon the exercise of options outstanding at March 30, 2007, with a weighted average exercise price of $10.81 per share;

•	2,715,361 shares of Class A common stock available for future issuance under our 2005 Stock Plan at March 30, 2007; and

•	848,394 shares of Class A common stock available for future issuance under our Employee Stock Purchase Plan at March 30, 2007.

Unless otherwise expressly stated or the context otherwise requires, information in this prospectus supplement assumes that the option granted to the underwriters to purchase up to a total of 1,000,000 additional shares of Class A common stock from the selling stockholder is not exercised.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder. The selling stockholder will receive all of the net proceeds from the sale of the shares in this offering.

SELLING STOCKHOLDER

All of the shares of Class A common stock offered by this prospectus supplement are being sold by a trust, which is an affiliate of Ray Dolby, our founder and, together with his affiliates, our largest stockholder. Ray Dolby also serves as the chairman of our board of directors. The address for the selling stockholder is c/o Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103.

The following table sets forth information as of March 30, 2007 about the shares of Class B common stock beneficially owned by the selling stockholder, both before and after giving effect to this offering, and the shares of Class A common stock being offered by the selling stockholder pursuant to this prospectus supplement. The shares of Class A common stock sold pursuant to this prospectus supplement will be issued upon conversion of a like number of outstanding shares of Class B common stock owned by the selling stockholder, which conversion will occur at the time and as a result of such sale. The selling stockholder has sole voting and investment power with respect to all shares of Class B common stock that it beneficially owns.

	Prior to the Offering			Class A Shares Being Offered	After the Offering(1)
	Class B Common Stock		% of Total Voting Power(3)		Class B Common Stock		% of Total Voting Power(3)
Name of Selling Stockholder	Shares Beneficially Owned(2)	% of Class B Shares(2)			Shares Beneficially Owned(2)	% of Class B Shares(2)
Ray Dolby Trust under the Dolby Family Trust instrument, dated May 7, 1999(4)	63,379,670	92%	87%	7,000,000	56,379,670	91%	84%

(1)	If the underwriters’ option to purchase up to 1,000,000 additional shares of Class A common stock from the selling stockholder is exercised in full, then the selling stockholder would, immediately after this offering and based on shares outstanding as of March 30, 2007, beneficially own 55,379,670 shares of our Class B common stock (or approximately 90% of the total outstanding shares of Class B common stock) and would have approximately 84% of the total voting power with respect to all shares of Class A and Class B common stock on a combined basis.
(2)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. In accordance with such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares of which the person has the right to acquire beneficial ownership within 60 days of March 30, 2007, including through the conversion of any security, the revocation of a trust or the exercise of any option or other right. Percentage ownership is based on 69,253,168 shares of our Class B common stock outstanding as of March 30, 2007.
(3)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to ten votes per share of Class B common stock.
(4)	Ray Dolby beneficially owned the following shares of Class A common stock and Class B common stock as of March 30, 2007: (i) 100 shares of Class A common stock held by Ray Dolby; (ii) 63,379,670 shares of Class B common stock held of record by Ray Dolby as Trustee of the Ray Dolby Trust under the Dolby Family Trust instrument dated May 7, 1999; (iii) 2,310,165 shares of Class B common stock held by Ray Dolby as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002, voting power of which is held by Thomas E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002; and (iv) 2,310,165 shares of Class B common stock held by Ray Dolby as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002, voting power of which is held by David E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of shares of our Class A common stock applicable to non-U.S. holders. In general, a “non-U.S. holder” is any holder other than:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, the individual would count all of the days in which he or she was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were citizens of the United States.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended; final, temporary or proposed U.S. Treasury regulations promulgated thereunder; judicial opinions; published positions of the Internal Revenue Service; and other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our Class A common stock as a capital asset (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain U.S. expatriates; and

•	persons that will hold our Class A common stock as a position in a hedging transaction, “integrated transaction,” “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our Class A common stock.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult its own tax advisors.

Dividends

We do not expect to pay any cash dividends for the foreseeable future. However, in general, dividends we pay, if any, to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount. The withholding tax might not apply or might apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying, among other things, its nonresident status. A non-U.S. holder generally can meet this certification requirement by providing an Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our paying agent. Also, special rules apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form) with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or at a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder’s shares of our Class A common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Furthermore, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

•

the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met, in which case a non-U.S. holder will be subject to a flat 30% tax on any gain realized upon the sale or other disposition, which tax may be offset by United States source capital losses (even though the individual is not considered a resident of the United States);

•	the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

•

we are or have been a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period. We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC. If we have been a USRPHC in the past or were to become one at any time during this period, generally gains realized upon a disposition of shares of our Class A common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our Class A common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code).

U.S. Federal Estate Tax

Shares of our Class A common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends, if any, paid to, and the tax withheld with respect to, such non-U.S. holder. These reporting requirements apply regardless of whether the withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax is imposed (at a current rate of 28%) on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder of shares of our Class A common stock will be subject to this backup withholding tax on dividends we pay, if any, unless the holder certifies, under penalty of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of shares of our Class A common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalty of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our Class A common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our Class A common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership, if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF SHARES OF OUR CLASS A COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

UNDERWRITING

We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase from the selling stockholder the number of shares of Class A common stock indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	2,800,000
J.P. Morgan Securities Inc.	2,800,000
Morgan Stanley & Co. Incorporated	700,000
William Blair & Company, L.L.C.	350,000
Canaccord Adams Inc.	350,000

Total	7,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,000,000 shares from the selling stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportions as set forth in the table above.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,000,000 additional shares.

	No Exercise	Full Exercise
Per Share	$1.36	$1.36
Total	$9,520,000	$10,880,000

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.816 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

We, all of our directors and executive officers, the selling stockholder and certain stockholders affiliated with Ray Dolby have agreed with the underwriters not to dispose of or hedge any of their shares of Class A or Class B common stock or securities convertible into or exchangeable or exercisable for shares of Class A or Class B common stock during the period from the date of this prospectus supplement through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

The restrictions described in the immediately preceding paragraph do not apply to:

•	sales of shares to the underwriters;

•	transactions by any person other than us relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of this offering;

•

the issuance by us of shares of our Class A or Class B common stock or other securities pursuant to stock option or stock purchase plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement or pursuant to any stock option or stock purchase plan assumed by us in connection with the acquisition of another business in a transaction described in the next bullet point, or upon the exercise of any stock options outstanding as of the date of this prospectus supplement or issued after such date under any stock option plan described in this bullet point;

•

the issuance by us of shares of Class A or Class B common stock or securities convertible into or exchangeable for shares of our Class A or Class B common stock in connection with any mergers or acquisitions of securities, businesses, property or other assets, joint ventures or other strategic corporate transactions or any other transaction, in each case the primary purpose of which is not to raise capital; provided that the sum of (1) the total number of shares of Class A and Class B common stock issued pursuant to this bullet point plus (2) the total number of shares of Class A and Class B common stock issuable upon conversion or exchange of any convertible or exchangeable securities issued pursuant to this bullet point, shall not exceed 10% of the sum of (a) the aggregate number of shares of Class A common stock outstanding as of March 30, 2007 plus (b) the total number of shares of Class A common stock sold in this offering;

•

the filing by us of any registration statement on Form S-8 or Form S-8/S-3 for the registration of shares of Class A or Class B common stock issued pursuant to stock option or stock purchase plans described in the third bullet point of this paragraph;

•	transfers by any person other than us of shares of Class A or Class B common stock or any securities convertible into Class A or Class B common stock as a gift or by will or intestacy;

•

transfers by any person other than us of shares of Class A or Class B common stock to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor, or, in the case of any transfer by the selling stockholder or by Ray Dolby or certain of his affiliates, to any member of Ray Dolby’s immediate family or to any trust for the direct or indirect, sole or partial, benefit of Ray Dolby or Ray Dolby’s immediate family;

•

transfers by any person other than us of shares of Class A common stock pursuant to the terms of a written plan in effect on the date of this prospectus supplement and meeting the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934 relating to the sale of shares of Class A common stock; or

•

transfers of up to 30,000 shares of Class A common stock each by our non-employee directors and by two specified executive officers who do not have plans pursuant to Rule 10b5-1 relating to the sale of our stock in effect as of the date of this prospectus supplement;

provided that, in the case of the transactions described in the sixth and seventh bullet points above, each donee or transferee agrees to be subject to the applicable restrictions described in the immediately preceding paragraph, subject to the applicable exceptions described above in this paragraph. In addition, notwithstanding the restrictions described in the preceding paragraph, the persons (other than us) subject to those restrictions may at any time enter into a written plan meeting the requirement of Rule 10b5-1 (a “New 10b5-1 Plan”) or amend an existing plan meeting the requirements of Rule 10b5-1 (an “Amended 10b5-1 Plan”) relating to the purchase or sale of Class A or Class B common stock, if then permitted by us, provided that the shares of Class A and Class B common stock subject to any such New 10b5-1 Plan may not be sold until after completion of the 90 day lock-up period and, until after completion of the 90 day lock-up period, no shares of Class A or Class B common stock may be sold under any Amended 10b5-1 Plan except for shares of Class A common stock that are sold in amounts and at times that would have been permitted pursuant to such plan prior to giving effect to such amendment and in accordance with the eighth bullet point above.

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock and, together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We and the selling stockholder estimate that our shares of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $675,000 and $150,000, respectively.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform and may in the future perform various financial advisory and investment and commercial banking services for us, for which they received or may receive fees and expenses.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DLB.”

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each of the underwriters has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Sidley Austin LLP, San Francisco, California, will act as counsel to the underwriters.

Prospectus

May 15, 2007

8,000,000 Shares

DOLBY LABORATORIES, INC.

Class A Common Stock

From time to time, the Ray Dolby Trust under the Dolby Family Trust instrument, dated May 7, 1999, which we refer to as the selling stockholder and which is an affiliate of Ray Dolby, our founder, chairman of our board of directors and, together with his affiliates, our largest stockholder, may offer and sell an aggregate of up to 8,000,000 shares of our Class A common stock in amounts, at prices and on terms described in one or more supplements to this prospectus. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

This prospectus describes some of the general terms that may apply to an offering of our Class A common stock by the selling stockholder. The specific terms and any other information relating to a specific offering will be set forth in a supplement to this prospectus.

The selling stockholder may offer and sell shares of our Class A common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. A supplement to this prospectus will provide the specific terms of the plan of distribution with respect to any such offering of our Class A common stock.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share and is not convertible into any other shares of our capital stock. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time at the option of the holder into one share of Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DLB.” The last reported sale price of our Class A common stock on the New York Stock Exchange on May 14, 2007 was $34.69 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell the Class A common stock offered hereby from time to time in one or more offerings. Each time that the selling stockholder sells Class A common stock offered hereby, we will provide a prospectus supplement, and may provide one or more free writing prospectuses, that will contain specific information about the terms of that offering. That prospectus supplement and any such free writing prospectuses may add, update or change information contained in this prospectus. You should read this prospectus, such prospectus supplement and any such free writing prospectuses, together with the information incorporated by reference in this prospectus. See “Information Incorporated by Reference” and “Where You Can Find Additional Information.”

Unless the context otherwise requires, all references in this prospectus to “Dolby Laboratories,” “Dolby,” “the company,” “we,” “us,” “the registrant,” “the issuer,” “our” or similar words refer to Dolby Laboratories, Inc. and its subsidiaries, and all references to “our stock” and “our capital stock” and similar references refer to both our Class A common stock and Class B common stock.

THE COMPANY

Dolby Laboratories develops and delivers innovative products and technologies that make the entertainment experience more realistic and immersive. Since Ray Dolby founded Dolby Laboratories in 1965, we have been at the forefront of delivering sound technologies that are employed throughout the entertainment creation, distribution and playback process to enhance the entertainment experience. Today, Dolby technologies are standard in a wide range of entertainment platforms. Dolby products are used in movie theatres around the world. Our technologies are incorporated in virtually all DVD players and personal computer DVD playback software, increasingly in digital televisions and portable electronic devices and also in a wide array of consumer electronic products such as gaming systems and audio/video receivers.

We were founded in London, England in 1965 and incorporated as a New York corporation in 1967. We reincorporated in California in 1976 and reincorporated again in Delaware in September 2004. Our principal executive offices are located at 100 Potrero Avenue, San Francisco, California 94103, and our telephone number is (415) 558-0200. Our web site address is www.dolby.com. The information on our web site is not part of, and is not incorporated by reference in, this prospectus or any related prospectus supplement or free writing prospectus and should not be relied upon in determining whether to make an investment in our Class A common stock.

RISK FACTORS

Please carefully consider the following risk factors and the risks discussed under the caption “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for our fiscal quarter ended March 30, 2007, as well as the other risks described in the documents incorporated by reference in this prospectus. If any of the risks described below or in the documents incorporated by reference in this prospectus actually occur, our business, operating results and financial condition and the market price of our Class A common stock could be materially adversely affected. The risks and uncertainties described below and in the documents incorporated by reference in this prospectus are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem less significant may also impair our business operations and financial condition.

For the foreseeable future, Ray Dolby or his affiliates will be able to control the selection of all members of our board of directors, as well as virtually every other matter that requires stockholder approval, which will severely limit the ability of other stockholders to influence corporate matters.

At March 30, 2007, Ray Dolby and his affiliates owned 100 shares of our Class A common stock and 68,000,000 shares of our Class B common stock. As of March 30, 2007, Ray Dolby and his affiliates, including his family members, had voting power over approximately 98% of our outstanding Class B common stock, which in the aggregate represented approximately 93% of the combined voting power of our outstanding Class A and Class B common stock. Assuming that the selling stockholder, which is an affiliate of Ray Dolby, sells all of the shares of Class A common stock offered hereby, which shares will be issued upon the automatic conversion at the time of such sale of a like number of outstanding shares of Class B common stock held by the selling stockholder, then, after giving effect to such sale and based upon shares outstanding as of March 30, 2007, Ray Dolby and his affiliates would have owned 100 shares of our Class A common stock and 60,000,000 shares of our Class B common stock, representing approximately 98% of our outstanding Class B common stock, which in the aggregate would have given Ray Dolby and his affiliates, including his family members, approximately 91% of the combined voting power of our outstanding Class A and Class B common stock. Under our certificate of incorporation, holders of Class B common stock are entitled to ten votes per share, while holders of Class A common stock are entitled to one vote per share. Generally, and as described below under “Description of Capital Stock—Common Stock—Conversion,” shares of Class B common stock automatically convert into shares of Class A common stock upon transfer of such Class B common stock, other than transfers to certain specified persons and entities, including the spouse and descendents of Ray Dolby and the spouses and domestic partners of such descendents. Because of this dual class structure, Ray Dolby, his affiliates, his family members and descendents will, for the foreseeable future and even if the selling stockholder sells all of the shares offered hereby, have significant influence over our management and affairs, and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or sales of our company or assets. Ray Dolby, his affiliates, his family members and descendents will maintain this control even if in the future they come to own considerably less than 50% of the total number of outstanding shares of our Class A and Class B common stock. Moreover, these persons may take actions in their own interests that you or our other stockholders do not view as beneficial. Absent a transfer of Class B common stock that would trigger an automatic conversion as described above, there is no threshold or time deadline at which the shares of Class B common stock will automatically convert into shares of Class A common stock. Assuming conversion of all shares of Class B common stock held by persons not affiliated with Ray Dolby into shares of Class A common stock, so long as Ray Dolby, his affiliates, his family members and descendents continue to hold shares of Class B common stock representing approximately 10% or more of the total number of outstanding shares of our Class A and Class B common stock, they will hold a majority of the combined voting power of the Class A and Class B common stock.

Holders of our Class A common stock, which is the stock the selling stockholder is selling in this offering, are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share. The lower voting power of the Class A common stock may negatively affect the attractiveness of our Class A common stock to investors and, as a result, its market value.

We have two classes of common stock: Class A common stock, which is the stock held by the general public and the stock the selling stockholder is selling in this offering, and which is entitled to one vote per share; and Class B common stock, which is held primarily by Ray Dolby and his affiliates, including the selling stockholder, and which is entitled to ten votes per share. Except in certain limited circumstances required by applicable law or provided in our certificate of incorporation, holders of Class A common stock and Class B common stock vote together as a single class on all matters to be voted on by our stockholders. As of March 30, 2007, 69,253,168 shares of Class B common stock were outstanding. Therefore, as of March 30, 2007, approximately 95% of the total combined voting power of our outstanding shares of our Class A common stock and Class B common stock was held by the Class B common stockholders. The shares of Class A common stock that the selling stockholder may sell pursuant to this prospectus will be issued upon the automatic conversion, at the time of such sale, of a like number of shares of Class B common stock owned by the selling stockholder. Thus, as of March 30, 2007, assuming that the selling stockholder sells all of the shares of Class A common stock offered hereby, approximately 93% of the total voting power of our outstanding shares would have been held by the Class B common stockholders. Accordingly, our Class B common stockholders hold, and are expected to continue to hold, a significant portion of the voting power of our stock on all matters requiring approval by our stockholders. The difference in the voting power of our Class A common stock and Class B common stock could diminish the market value of our Class A common stock to the extent investors attribute value to the superior voting rights of our Class B common stock and the power those rights confer. Absent a transfer that would trigger automatic conversion of Class B common stock into Class A common stock as described below under “Description of Capital Stock—Common Stock—Conversion,” there is no threshold or time deadline at which the shares of Class B common stock will automatically convert into shares of Class A common stock.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, which we sometimes refer to collectively as our charter documents, may have the effect of delaying or preventing a change of control or changes in our management, even if those changes might be favorable to or desired by our stockholders. These provisions include the following:

•

Our certificate of incorporation provides for a dual class common stock structure. As a result of this structure, Ray Dolby and his affiliates, family members and descendants will have control for the foreseeable future over virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that our other stockholders may view as beneficial.

•

Our board of directors has the sole right to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

•

After such time as the holders of our Class B common stock hold less than a majority of the combined voting power of our outstanding shares of Class A and Class B common stock, our stockholders may not act by written consent. As a result, after such time a holder or holders controlling a majority of the combined voting power of our outstanding shares of Class A and

Class B common stock would not be able to take certain actions except at a stockholders’ meeting.

•	Our charter documents prohibit cumulative voting in the election of directors. This limits the ability of holders of Class A common stock and minority stockholders to elect director candidates.

•

Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters to be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

•

Our certificate of incorporation provides that, unless otherwise required by law, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer, the president or the board of directors acting pursuant to a resolution adopted by a majority of the board members. A stockholder may not call a special meeting, which may delay or inhibit the ability of our stockholders to force consideration of a proposal or of holders controlling a majority of our capital stock to take action, including the removal of directors.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may, in general, not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction or the transaction by which the holder obtains his 15% or more ownership of our capital stock.

Future sales of shares by insiders could cause our stock price to decline.

If our founder, officers, directors or employees sell, or indicate an intention to sell, substantial amounts of our Class A common stock in the public market, including shares of Class A common stock issuable upon conversion of shares of Class B common stock, the trading price of our Class A common stock could decline. As of March 30, 2007, we had a total of 109,301,988 shares of Class A and Class B common stock outstanding. As of March 30, 2007, our directors and executive officers beneficially held 68,752,456 shares of Class B common stock, 5,064 shares of Class A common stock, vested options to purchase 543,337 shares of Class B common stock and vested options to purchase 133,748 shares of Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include, and any prospectus supplements and free writing prospectuses provided in connection with this offering may include, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include all statements other than statements of historical facts and current status, including statements regarding our future financial position, business strategy, and plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks, uncertainties and assumptions related to, among other things: the strength of our brand; sales of consumer DVD players; sales by licensees of our products; conducting business in emerging economies; growth of new markets for our technologies; and the risks discussed under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference herein.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, the documents incorporated by reference herein or any prospectus supplement or free writing prospectus, may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements are based on information available to us on the date of the document that contains the forward-looking statements, and we assume no obligation to update any such forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we file with the SEC subsequent to the date hereof that are incorporated by reference in this prospectus, as well as any prospectus supplement or free writing prospectus provided to you in connection with the offering of Class A common stock. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder. The selling stockholder will receive all of the net proceeds from the sale of the shares in this offering.

SELLING STOCKHOLDER

All of the shares of Class A common stock offered by this prospectus are being sold by a trust, which is an affiliate of Ray Dolby, our founder and, together with his affiliates, our largest stockholder. Ray Dolby also serves as the chairman of our board of directors. The address for the selling stockholder is c/o Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103.

The following table sets forth information as of March 30, 2007 about the shares of Class B common stock beneficially owned by the selling stockholder, both before and after giving effect to this offering, and the shares of Class A common stock being offered by the selling stockholder pursuant to this prospectus. Any shares of Class A common stock sold pursuant to this prospectus will be issued upon conversion of a like number of outstanding shares of Class B common stock owned by the selling stockholder, which conversion will occur at the time and as a result of such sale. The selling stockholder has sole voting and investment power with respect to all shares of Class B common stock that it beneficially owns.

	Prior to the Offering				After the Offering
	Class B Common Stock				Class B Common Stock
Name of Selling Stockholder	Shares Beneficially Owned(1)	% of Class B Shares(1)	% of Total Voting Power(2)	Class A Shares Being Offered	Shares Beneficially Owned(1)	% of Class B Shares(1)	% of Total Voting Power(2)
Ray Dolby Trust under the Dolby Family Trust instrument, dated May 7, 1999(3)	63,379,670	92%	87%	8,000,000	55,379,670	90%	84%

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. In accordance with such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares of which the person has the right to acquire beneficial ownership within 60 days of March 30, 2007, including through the conversion of any security, the revocation of a trust or the exercise of any option or other right. Percentage ownership is based on 69,253,168 shares of our Class B common stock outstanding as of March 30, 2007.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to ten votes per share of Class B common stock.
(3)	Ray Dolby beneficially owned the following shares of Class A common stock and Class B common stock as of March 30, 2007: (i) 100 shares of Class A common stock held by Ray Dolby; (ii) 63,379,670 shares of Class B common stock held of record by Ray Dolby as Trustee of the Ray Dolby Trust under the Dolby Family Trust instrument dated May 7, 1999; (iii) 2,310,165 shares of Class B common stock held by Ray Dolby as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002, voting power of which is held by Thomas E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002; and (iv) 2,310,165 shares of Class B common stock held by Ray Dolby as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002, voting power of which is held by David E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not expect to pay any cash dividends in the foreseeable future. However, if we are deemed to be a “personal holding company” for U.S. federal income tax purposes, we may elect to pay a dividend to our stockholders in an amount equal to all or a significant part of our undistributed personal holding company income (which could be significant), rather than paying personal holding company tax on such undistributed personal holding company income. See “Risk Factors—It is possible that we may be treated as a personal holding company, which could adversely affect our operating results and financial condition” appearing under the caption “Risk Factors” in Part II, Item 1A in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2007, incorporated by reference herein, and the information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Accounting for Income Taxes—Personal Holding Company Tax Matters” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Capital Resources and Financial Condition—Personal Holding Company Tax Matters” in our Annual Report on Form 10-K for the fiscal year ended September 29, 2006, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Accounting for Income Taxes—Personal Holding Company Tax Matters” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Personal Holding Company Tax Matters” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2007, each incorporated by reference herein, and any similar discussions appearing in documents we subsequently file with the SEC that are incorporated by reference in this prospectus or that we include in any applicable prospectus supplement or free writing prospectus provided to you in connection with this offering.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of some of the terms of our common stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and which you may obtain as described under “Where You Can Find Additional Information.” The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and bylaws and the Delaware General Corporation Law.

Our certificate of incorporation authorizes two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. The rights of the two classes of common stock are otherwise identical, except as described below. Some of the terms of these classes of common stock are discussed in greater detail below.

Our authorized capital stock consists of 1,000,000,000 shares, each with a par value of $0.001 per share, of which:

•	500,000,000 shares are designated as Class A common stock; and

•	500,000,000 shares are designated as Class B common stock.

At March 30, 2007, we had 40,048,820 shares of Class A common stock outstanding, held of record by 16 stockholders, and 69,253,168 shares of Class B common stock outstanding, held of record by 90 stockholders.

Common Stock

Voting Rights

Generally, holders of our Class A and Class B common stock have identical voting rights, except that holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors, unless otherwise provided in our certificate of incorporation or required by law. Delaware law requires either our Class A common stock or Class B common stock to vote separately as a single class if, among other things, we amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of that class of common stock in a manner that affects it adversely or increases or decreases the number of authorized shares of that class. Our certificate of incorporation provides for the holders of our Class B common stock to vote separately as a class under only certain limited circumstances.

Our charter documents prohibit cumulative voting in the election of directors.

Dividends

Holders of our Class A common stock and Class B common stock are entitled to share equally on a per share basis in any dividends that our board of directors may determine to declare from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock will receive shares of Class A common stock or rights to acquire shares of Class A common stock, as the case may be, and the holders of shares of Class B common stock will receive shares of Class B common stock or rights to acquire shares of Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally on a per share basis in all assets remaining after the payment of our liabilities.

Conversion

Shares of our Class A common stock are not convertible into any other shares of our capital stock. Each share of our Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon the affirmative vote of the holders of majority of the outstanding shares of Class B common stock.

In addition, each share of Class B common stock converts automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, which include transfers to:

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Holders of Class B common stock outstanding immediately following the effectiveness of our initial public offering (which occurred in February 2005), and the initial holders of shares of Class B common stock issued upon the exercise of options outstanding at such time, who we collectively refer to as our Class B holders;

•	Spouses or lineal descendants, or the spouses or domestic partners of such lineal descendants, of the Class B holders;

•	Executors or administrators of the estates of Class B holders, their spouses or lineal descendants, or the spouses or domestic partners of such lineal descendants;

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Trusts for the benefit of Class B holders, their spouses or lineal descendants, the spouses or domestic partners of such lineal descendants, or the parents of the spouses or lineal descendents of Class B holders or the spouses or domestic partners of such lineal descendants, provided that the beneficiaries of such trusts may also include individuals or entities entitled to specific cash distributions or specific items of property other than shares of Class B common stock and charitable organizations;

•	Charitable organizations established by Class B holders, their spouses or lineal descendants, or the spouses or domestic partners of such lineal descendants; or

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Any other entity controlled by Class B holders, their spouses or lineal descendants, or the spouses or domestic partners of such lineal descendants, or trusts for their benefit, or charitable organizations established by them.

Notwithstanding the foregoing, each share of Class B common stock will automatically convert into one share of Class A common stock upon any transfer by the above persons or entities in a brokerage transaction or transaction with a market maker or in any similar open market transaction on any securities exchange, national quotation system or over-the-counter market.

We may not issue or sell any shares of Class B common stock, or any securities convertible or exercisable into shares of Class B common stock, except for the issuance or sale of shares:

•	Pursuant to the exercise of options issued under our 2000 Stock Incentive Plan and outstanding as of the effectiveness of our initial public offering (which occurred in February 2005); or

•	Pursuant to any stock splits, stock dividends, subdivisions, combinations or recapitalizations with respect to the Class B common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring or seeking to acquire control of our company. In particular, our dual class common stock structure concentrates voting power in the hands of our Class B stockholders. These provisions, some of which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors.

Dual Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock the selling stockholder is selling in this offering and which is the only class of our stock that is publicly traded, has one vote per share. For information as to ownership of our Class B common stock by Ray Dolby and his affiliates, see “Risk Factors—For the foreseeable future, Ray Dolby or his affiliates will be able to control the selection of all members of our board of directors, as well as virtually every other matter that requires stockholder approval, which will severely limit the ability of other stockholders to influence corporate matters” and “—Holders of our Class A common stock, which is the stock the selling stockholder is selling in this offering, are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share. The lower voting power of the Class A common stock may negatively effect the attractiveness of our Class A common stock to investors and, as a result, its market value.”

Because of this dual class structure, Ray Dolby, his affiliates, his family members and descendents will, for the foreseeable future and even if the selling stockholder sells all of the shares offered hereby, have significant influence over our management and affairs, and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or sales of our company or assets, even if in the future they come to own considerably less than 50% of the total number of outstanding shares of our Class A and Class B common stock. Assuming conversion of all shares of Class B common stock held by persons not affiliated with Ray Dolby into shares of Class A common stock, so long as Ray Dolby, his affiliates, his family members and descendents continue to hold shares of Class B common stock representing approximately 10% or more of the total number of outstanding shares of our Class A and Class B common stock, they will hold a majority of the combined voting power of the Class A and Class B common stock. This concentrated control will significantly limit the ability of stockholders other than Ray Dolby, his affiliates, his family members and descendents to influence corporate matters. Moreover, Ray Dolby and his affiliates may take actions in their own interests that you or our other stockholders do not view as beneficial.

Absent a transfer to a third party that would trigger automatic conversion of Class B common stock into Class A common stock as described above under “Common Stock—Conversion,” there is no threshold or time deadline at which the shares of Class B common stock will automatically convert into shares of Class A common stock.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

We have provided in our certificate of incorporation that our stockholders may not act by written consent after such time as the outstanding shares of Class B common stock represent less than a majority of the combined voting power of our outstanding Class A common stock and Class B common stock. As a result, after such time, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders’ meeting. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions.

In addition, our certificate of incorporation provides that, unless otherwise required by law, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the president, or the board of directors acting pursuant to a resolution adopted by a majority of the board members. A stockholder may not call a special meeting, which may delay or inhibit the ability of our stockholders to force consideration of a proposal or of holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or its committees. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Limits on Ability of Stockholders to Elect Directors

Our board of directors has the sole right to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors. In addition, our charter documents prohibit cumulative voting in the election of directors.

Amendment of Provisions in the Certificate of Incorporation and Bylaws

Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding voting stock in order to amend or repeal certain provisions of our certificate of incorporation, including:

•	The powers, preferences and rights of each class of common stock, including voting, dividend, liquidation and conversion rights;

•	The requirement that stockholders provide advance notice of matters to be acted upon and nominations for the election of directors at a stockholders meeting; and

•	The limits on the ability of stockholders to act by written consent or to call a special meeting.

Our certificate of incorporation also requires the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding voting stock in order to create an additional class or series of capital stock.

Our bylaws require the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding voting stock in order to amend certain provisions of our bylaws, including:

•	The limits on the ability of stockholders to act by written consent or to call a special meeting;

•	The provision prohibiting cumulative voting for the election of directors; and

•	The requirement that stockholders provide advance notice of matters to be acted upon and nominations for the election of directors at a stockholders meeting.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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At or subsequent to the date of the transaction, the business combination is approved by the board of directors and by the stockholders at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66  2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction with or resulting in a financial benefit to the interested stockholder. An interested stockholder is, in general, a person who, together with affiliates and associates, owns or owned, within three years prior to the determination of interested stockholder status, 15% or more of a corporation’s outstanding voting stock.

We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that could result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and our charter documents could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. Moreover, it is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DLB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., located at P.O. Box 43078, Providence, RI 02940.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements and schedule of Dolby Laboratories, Inc. as of September 29, 2006 and September 30, 2005, and for each of the years in the three-year period ended September 29, 2006, and management’s assessment of the effectiveness of internal controls over financial reporting as of September 29, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus, in any prospectus supplement or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents previously filed with the SEC are hereby incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended September 29, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 29, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 30, 2007;

•	Our Current Report on Form 8-K filed with the SEC on October 23, 2006;

•	Our Current Report on Form 8-K filed with the SEC on November 16, 2006;

•	Our Current Report on Form 8-K filed with the SEC on November 20, 2006;

•	Our Current Report on Form 8-K filed with the SEC on November 28, 2006;

•	Our Current Report on Form 8-K filed with the SEC on February 8, 2007;

•	Our Current Report on Form 8-K filed with the SEC on April 25, 2007.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the three preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

Dolby hereby undertakes to provide without charge to each person, including any person with a beneficial ownership interest, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference. Requests for such copies should be directed to our Investor Relations department, at the following address:

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

(415) 558-0200

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Our Internet address is www.dolby.com, and the investor relations section of our website is located at http://investor.dolby.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and proxy statements filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Any internet addresses provided in this prospectus are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated by reference in, this prospectus or any related prospectus supplement or free writing prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus provided in connection with this offering. We have not, and the selling stockholder has not, authorized anyone to provide any information other than the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus provided in connection with this offering. We are not and the selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any prospectus supplement or free writing prospectus provided in connection with this offering and in any documents incorporated by reference in this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any such prospectus supplement or free writing prospectus, or of any sale of Class A common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and any prospectus supplement or free writing prospectus provided in connection with this offering and the documents incorporated by reference in this prospectus in making your investment decisions.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement for further information with respect to Dolby and the shares of our Class A common stock. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above or at the SEC’s website described above. Statements contained herein concerning any document filed or incorporated by reference as an exhibit to the registration statement do not purport to be complete, and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

* * * * *

7,000,000 Shares

DOLBY LABORATORIES, INC.

CLASS A COMMON STOCK

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.	JPMorgan

Morgan Stanley

William Blair & Company	Canaccord Adams

May 23, 2007